                                    FILED PURSUANT TO RULES 424(b)(3) AND 424(c)
                                                     REGISTRATION NO. 333-105509

                           PROSPECTUS SUPPLEMENT NO. 3
                        TO PROSPECTUS DATED JUNE 3, 2003

                                  NEXMED, INC.
                                13,190,422 SHARES
                                  COMMON STOCK

         This prospectus supplement relates to the resale, from time to time of up to 13,190,422 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in the prospectus dated June 3, 2003 or in any amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

         The information in the table appearing under the heading "Selling
Shareholders" in the prospectus is amended by adding the information below with respect to a selling shareholder not previously listed in the prospectus, and by deleting the information with respect to the other selling shareholders listed below and replacing such information with the information provided herein. Other than with respect to changes to the Common Stock holdings of the previously listed selling shareholders listed herein to reflect the transfer of warrants to the new selling shareholder, the information with respect to such previously listed selling shareholders reflects holdings as of May 2003.

                              SELLING SHAREHOLDERS

                                                  PERCENTAGE
                                                  OF CLASS
                                                  OWNED BY          NUMBER OF                                 PERCENTAGE OF
                                                  THE                SHARES             NUMBER OF              CLASS TO BE
                                                  SELLING           OF COMMON           SHARES OF             OWNED BY THE
   NAME OF                                        SHAREHOLDER         STOCK           COMMON STOCK               SELLING
   SELLING            NUMBER OF SHARES OF         BEFORE         BEING REGISTERED      TO BE OWNED             SHAREHOLDER
 SHAREHOLDER          COMMON STOCK OWNED          THIS               BY THIS           AFTER THIS              AFTER THIS
     (1)             BEFORE THIS OFFERING         OFFERING (3)      PROSPECTUS          OFFERING               OFFERING (7)
     ---             --------------------         ------------      ----------          --------               ------------

BayStar                      637,511 (2)             2.11%            828,764 (5)           0                       *
Capital II,
L.P.
North Sound                1,692,243 (2)             2.81%          1,948,561 (5)           0                       *
Legacy
Institutional
Fund LLC
North Sound                1,855,655 (2)             2.74%          2,106,159 (5)           0                       *
Legacy
International

Ltd.
North Sound                  20,053 (17)               *               10,997 (5)           0                       *
Legacy Fund
LLC

*    Less than 1%.

(1)  Other than Robert C. Ciricilo, who was Vice President-Legal and Business
     Affairs of the Company from May to December of 2000, and has served since that time as a legal consultant to the Company, neither the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(2)  Includes shares of Common Stock issuable on conversion of the Preferred
     Stock and shares of Common Stock issuable on exercise of warrants, which warrants are not exercisable until April 21, 2005. Assumes conversion of
     Preferred Stock held by the selling shareholders as of May 21, 2003 at a conversion price of $1.5686 per share and exercise of all warrants granted to them. The agreements we entered into with the purchasers of Preferred
     Stock prohibit each such purchaser from converting Preferred Stock or exercising the warrants issued in connection with the sale of Preferred
     Stock to the extent that, upon such conversion or exercise, such purchaser's and its affiliates' beneficial ownership of the Company's
     Common Stock (excluding beneficial ownership of Common Stock by virtue of ownership of certain securities or rights to acquire securities that have similar limitations on the right to convert, exercise or purchase) would exceed 4.95% of the total number of shares of Common Stock of the Company then issued and outstanding.

(3)  This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator,
     29,598,556 shares of Common Stock outstanding as of May 21, 2003 plus the number of shares of Common Stock issuable upon the exercise of options, warrants or other convertible securities held by the selling shareholder before this offering. This percentage includes shares of Common Stock issuable on conversion of the Preferred Stock, but excludes shares of
     Common Stock issuable on exercise of warrants not exercisable within 60 days.

(5)  Pursuant to the terms of the Investor Rights Agreement dated April 21, 2003 with the purchasers indicated on Schedule 1 thereto, we agreed to register for each such selling shareholder a number of shares of Common Stock equal to 130% of the number of shares issuable upon full conversion of the
     Preferred Stock (at $1.5686 per share) plus 100% of the number of shares of
     Common Stock issuable upon the exercise of warrants.

(7)  This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator,
     29,598,556 shares of Common Stock outstanding as of May 21, 2003 plus the number of shares of Common Stock issuable upon the exercise of all options, warrants or other convertible securities held by the selling shareholder after this offering, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.

(17) Includes shares of Common Stock issuable on exercise of warrants, which warrants are not exercisable until April 21, 2005.

                              ---------------------

         THE SHARES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU
SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE
PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                              ---------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE
PROSPECTUS OR THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 18, 2004